Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACTS: Barbara Hatala (330) 208-6555 Barbara_Hatala@Goodyear.com FOR IMMEDIATE RELEASE

Goodyear to Temporarily Suspend Americas Manufacturing, Will Continue Serving Customers

AKRON, Ohio, March 18, 2020 – In response to the sudden decline in market demand resulting from the rapid spread of the COVID-19 pandemic, The Goodyear Tire & Rubber Company plans to suspend Americas manufacturing through at least April 3 or until further notice.

A phased shut down will begin across the company’s tire, retread and chemical plants in Brazil, Canada, Chile, Colombia, Mexico and the United States over the coming days. Its facility in Peru was closed earlier this week.

The company will closely monitor the local conditions surrounding its warehouse and distribution operations, as well as inventory and supply levels to continue delivery of Goodyear products.

To further protect the health and wellbeing of its associates, customers and communities, which remain Goodyear’s top priority, the company is following guidance from the Centers for Disease Control and Prevention and has introduced a number of preventative measures at its facilities, including limiting visitor access and business travel, implementing remote working and social distancing practices and increasing frequency of disinfection.

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About The Goodyear Tire & Rubber Company

Goodyear is one of the world’s largest tire companies. It employs about 63,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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